Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin Investor Relations
November 28, 2007	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES

RELATIONSHIP WITH L2 CAPITAL, INC.

Dynex Capital, Inc. (NYSE: DX) announced today that it has entered into an agreement with L2 Capital, Inc., a San Francisco area based investment management firm specializing in commercial mortgage assets. L2 Capital will provide commercial real estate mortgage expertise to the Company and will assist the Company in its efforts to identify, underwrite and price opportunities in the commercial mortgage backed securities and commercial real estate markets. The principals of L2 Capital are Loren Picard and Laurie Fried, who previously had worked at Redwood Trust in building their commercial mortgage investment platform.

The Company believes that opportunities will exist in the near term to deploy its available capital in the commercial mortgage market, given recent widening of spreads in this asset class, and potentially forced selling due to liquidity constraints of participants in this market. The Company anticipates that the relationship with L2 Capital will help put it in a position to deploy new capital at compelling risk-adjusted yields in commercial assets. The Company already has a sizable portion of its capital invested in commercial mortgage assets, with approximately $196 million in loans financed with $177 million of securitization financing at September 30, 2007, and its investment in a joint venture which owns commercial assets.

The Board of Directors will continue to evaluate the strategy to expand its efforts for investment opportunities, and other strategic alternatives that may be available to the Company, in the future.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, and other reports filed with and furnished to the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.

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